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                                                                    EXHIBIT 3.57

                            ARTICLES OF INCORPORATION

                                       OF

                        CORPORATE TRANSFER SERVICE, INC.

     For the purpose of forming a corporation pursuant to the provisions of Chapter 302A, Minnesota Statutes, and laws amendatory thereof and supplementary thereto, the following Articles of Incorporation are adopted:

                                   ARTICLE I.

     The name of this corporation is CORPORATE TRANSFER SERVICE, INC.

                                   ARTICLE II.

     Its purposes are: (a) provide local and national relocation services to corporations, (b) to own, sell, manage alone, or in association or partnership with others, land, buildings or land and building, (c) To buy and sell land, whether occupied or unoccupied, and to develop said land individually or in association with others, (d) To buy, sell, convey, lease, pledge, mortgage, exchange, assign or otherwise acquire, hold and dispose of, handle and otherwise deal in and with real and personal property of any interest therein of whatever name, nature or description, and wherever the same may be situated, either within or without the State of Minnesota, and to exercise unlimitedly all rights and powers incident to the acquisition, holding or disposition of such interest,
(e) To lend money, credit or property to, guarantee or assume interests in, the contracts or obligations of, and otherwise aid or assist in any other manner, other corporations, associations and persons, (f) To do all things necessary or desirable to protect, enhance or directly or indirectly promote the value of any interest owned by the corporation or in which it may have any beneficial interest or rights, to borrow money, credit or property, to make contracts, to incur obligations and to secure the same by mortgage or pledge of all or part of its assets or franchises, to act for others in any capacity or manner, (g) To participate with others and to consolidate or merge with other concerns in any business, enterprise or transaction which the company is authorized to engage in, in any manner and on any terms, (h) To do any and all further acts consistent with the purposes hereinbefore set forth, as now or hereafter authorized by law for a corporation, it being the intention that the enumeration of specific powers shall not operate to limit in any manner the general powers conferred upon corporations by the laws of the State of Minnesota, (i) To do everything necessary, proper, advisable or convenient for the accomplishment of the purposes hereinabove set forth, and to do all other things incidental thereto or connected therewith, which are not forbidden by the laws under which this corporation is organized, by other laws, or by these Articles of Incorporation, (j) To carry out the purposes hereinabove set forth in any state, territory, district or possession of the United States, or in any foreign country to the extent that such purposes are not forbidden by the laws thereof and in the case of any state

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territory, district or possession of the United States, or any foreign country, in which one or more of such purposes are forbidden by law, and to limit any certificate for application to do business to the purpose or purposes as are not forbidden by law, (k) The corporation shall have all powers granted to private corporations organized for profit by said Minnesota Business Corporation Act, these powers being in furtherance, and not in limitation, of the powers set forth herein.

                                  ARTICLE III.

     The duration of this corporation shall be perpetual.

                                   ARTICLE IV.

     The location and post office address of its registered office in this State is 1421 East Wayzata Boulevard, Wayzata, Minnesota 55391.

                                   ARTICLE V.

     The amount of stated capital with which this corporation shall begin business is $1,000.00.

                                   ARTICLE VI.

     The total authorized number of shares which the corporation shall have authority to issue is 25,000 common shares, each having a par value of $1.00. Said shares shall be issued in such manner and at such times and in such amounts and for such consideration as may be fixed and determined by the shareholders as set forth in Article XI.

                                  ARTICLE VII.

     The name and post office address of the undersigned incorporator:

                  NAME                      ADDRESS

                  LOUIS B. OBERHAUSER       2425 Dunwoody Lane
                                            Wayzata, MN 55391

                                  ARTICLE VIII.

     The name and post office address of the first Board of Directors is:

                  NAME                      ADDRESS

                  ROGER FAZENDIN            18700 11th Avenue North
                                            Plymouth, MN 55447

                  DANIEL FAZENDIN           18555 11th Avenue North
                                            Plymouth, MN 55447

                  RAYMOND D. QUIST          18820 8th Avenue North
                                            Plymouth, MN 55447

Said Directors shall continue to serve in office until the first Annual Meeting of Shareholders or until their successor is duly elected and has qualified.

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                                  "ARTICLE IX."

     The Board of Directors shall have no rights to amend, make or rescind any and all of the By-Laws of this corporation without the written consent to said action of the holders of more than 75% of the authorized, issued, and outstanding shares of the common voting stock of this corporation.

                                  "ARTICLE X."

     Amendment to the Articles of Incorporation and agreement of consolidation or merger shall require the affirmative vote of more than 75% of the authorized, issued, and outstanding shares of the common voting stock of this corporation. The affirmation vote of more than 75% of the authorized, issued and outstanding stock shall be required to authorize the Board of Directors to sell, lease, exchange or otherwise dispose of all or substantially all of the assets of this corporation including its good will.

                                  "ARTICLE XI."

     That any of the following actions shall require the written and signed consent of the holders of more than 75% of the authorized, issued and outstanding shares of common voting stock of the corporation entitled to vote for the election of the Board of Directors.

     a) The issuance of any shares of common voting shares of the corporation from its unissued or treasury stocks.

     b)  Establishment of additional classes of stock

     c)  Changes in officers compensation

     d)  Payment of dividends or bonuses

     e)  Hiring new employees or increasing employee benefits

     f) Borrowing money on behalf of the corporation or incurring any installment or lease obligation in excess of six months.

     IN WITNESS WHEREOF, the above named incorporator, LOUIS B. OBERHAUSER signed these ARTICLES OF INCORPORATION, this 7th day of December, 1982.

                                            INCORPORATOR:

                                            /s/ Louis B. Oberhauser
                                            ------------------------------------
                                            LOUIS B. OBERHAUSER: